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                                                                   EXHIBIT 10.18

                          LICENSE AND SUPPLY AGREEMENT

        THIS LICENSE AND SUPPLY AGREEMENT (this "Agreement") is entered into as of July 6, 1997 by and between Eco Soil Systems, Inc., a Nebraska corporation ("Eco Soil"), and Encore Technologies, Inc., a Minnesota corporation ("Encore"). The foregoing parties are sometimes collectively referred to herein as the "parties."

                                    RECITALS

        A. NEW RELATIONSHIP. The parties previously entered into a Settlement Agreement dated as of July 6, 1997 (the "Settlement Agreement"), pursuant to which they have agreed to restructure their relationship. Specifically, the parties have agreed to suspend the Exclusive Consulting Agreement, dated as of January 1, 1995, and the license agreements listed on Exhibit "A" to the Settlement Agreement.

        B. PURPOSE. The parties' restructuring of their relationship permits Encore to reduce its role as a consultant and to begin to produce microbes and related products. As part of the restructuring, (i) Encore has agreed to grant Eco Soil an exclusive, royalty-free, perpetual and worldwide license with respect to AZO (as hereinafter defined) in accordance with the additional terms identified in Section 2 hereof, (ii) Encore has agreed to produce certain Inoculum for Eco Soil, in the amounts and times ordered by Eco Soil pursuant to the terms hereof, and (iii) Eco Soil has agreed to purchase product and/or make payments (including certain payments under the Settlement Agreement) to Encore in amounts calculated to provide Encore with certain minimum amounts of "profit" payments pursuant to this Agreement for each of the three years beginning March 1, 1997, all as set forth more completely below.

                                    AGREEMENT

        Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

               "Additional Inoculum Products" shall have the meaning assigned to such term in Section 6 hereof.

               "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least forty percent (40%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

               "Assignments" means the Assignment of Media Intellectual Property and the Assignment of TX-1 Intellectual Property referenced in the Settlement Agreement.

               "AZO" means any of Encore's trade secret or other proprietary formulations or know how relating to the microorganism known as azospirillum brasilense Cd, together with any trade secret or other know how relating to Encore's present ability to produce, develop, deliver, ferment, distribute, apply and/or otherwise use such microorganism in, by, through or in connection with Biological Product Delivery Systems.



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               "Biological Product Delivery Systems" means the BioJect(TM)
system and any equivalent, successor, improved, derivative or alternative systems or vehicles developed by or marketed by Eco Soil for development, delivery, fermentation, distribution and/or application of biological products in the turf maintenance, agricultural crop, soil remediation and/or water quality management industries.

               "Confidential Information" shall have the meaning assigned to such term in Section 10.1 hereof.

               "Contract Year" shall mean each of: (a) March 1, 1997 through February 28, 1998 (the "First Contract Year"); (b) March 1, 1998 through February 28, 1999 (the "Second Contract Year"); and (c) March 1, 1999 through February 29, 2000 (the "Third Contract Year").

               "Declination Election" shall have the meaning assigned to such term in Section 4.2(c) hereof.

               "Declined Inoculum" shall have the meaning assigned to such term in Section 4.2(c) hereof.

               "Default Judgment" shall have the meaning assigned to such term in Section 7.2 hereof.

               "Encore Production Default" shall have the meaning assigned to such term in Section 4.2(d) of this Agreement.

               "Inoculum" shall mean AZO and the microorganisms and products known as pseudomonas aureofaciens TX-1 and burkolaria cepacia J82 ("Deny J82"), together with any equivalent, successor or improved products as may be capable of being produced by any additional technology available to Encore without unreimbursed expense to Encore in excess of that which Encore would incur hereunder without such additional technology.

               "Inoculum Technical Information" shall mean all proprietary information developed or invented by either party which is utilized in the design or production of Inoculum.

               "Material Default" shall mean either of the following:

                      (a) a failure by Eco Soil to pay when due to Encore any payments required under this Agreement aggregating at least $1,000, and the continuation of such failure for a period of 20 days after Encore's delivery to Eco Soil of written notice specifying the nature of the default, the amount of the required payments to Encore that have not been paid when due, and the fact that the failure to cure such default on or before said 20th day shall constitute a "Material Default" hereunder (provided however, that from and after the fourth time that such a default occurs hereunder and Encore provides Eco Soil with the foregoing notice with respect thereto, the cure period specified in this clause (a) shall be reduced to 10 days from Encore's delivery to Eco Soil of the requisite written notice); or

                      (b) a failure by Eco Soil to perform any other material obligation of Eco Soil under this Agreement (i.e., a material obligation other than an obligation calling for the payment of money by Eco Soil to Encore), and the continuation of such failure for a period of 30 days after Encore's delivery to Eco Soil of a written notice specifying the nature of the default and the fact that the failure to cure such default on or before said 30th day shall constitute a "Material Default" hereunder.



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               "Material Default Amount" shall have the meaning assigned to such term in Section 7.1 hereof.

               "Material Default Date" shall mean the date upon which an applicable cure period set forth in the definition of "Material Default" expires without the curing by Eco Soil of the default set forth in notice delivered to Eco Soil.

               "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

        2.     AZO LICENSE.

               2.1 Subject to immediate termination in the event of any revival pursuant to Section 1.2 of the Settlement Agreement of the "Existing Agreements" (as defined in the Settlement Agreement), Encore hereby grants to Eco Soil an exclusive, royalty-free, perpetual, worldwide license to make, use, license, sub-license, sell, offer to sell and distribute AZO for development, delivery, fermentation, distribution and/or application through BioJect(TM) and other Biological Product Delivery Systems; provided, however, (a) that Encore retains the right to make, use, license, sub-license, sell, offer to sell and distribute AZO for other applications and uses and (b) prior to the date that Eco Soil has a right to receive the release contemplated by Section 1.2 of the Settlement Agreement, any such sub-license shall specifically acknowledge the fact that Eco Soil's rights under the license to AZO granted herein are subject to termination in accordance with this Agreement.

               2.2 Encore agrees that any and all inventions, discoveries, methods, processes and ideas (collectively, "Improvements") relating to AZO that are conceived, developed, revised and/or reduced to practice by Encore during the term of this Agreement, whether patentable or not, shall be promptly reported to Eco Soil. As used in Section 2.1, the term "AZO" shall be deemed to include Improvements.

               2.3 Upon any termination of the license granted to Eco Soil pursuant to Section 2.1 above as a consequence of a revival of the Existing Agreements pursuant to Section 1.1 of the Settlement Agreement, Eco Soil promptly following request therefor from Encore shall provide Encore with a list of all persons or entities to whom Eco Soil has sub-licensed any of its rights under the license granted pursuant to Section 2.1 above.

        3.     PAYMENTS BY ECO SOIL.

               3.1 The parties acknowledge that on or about April 1, 1997, Eco Soil provided Encore with a purchase order for 2,000 gallons of Inoculum and with cash in the amount of $50,000, as prepayment of all amounts payable for such Inoculum. As required by Sections 2.2(c), 2.2(d) and 2.3(a) of the Settlement Agreement, concurrently herewith Eco Soil further shall deliver to Encore (a) a purchase order for 4,000 additional gallons of Inoculum, (b) cash in the amount of $100,000 as advance payment for all amounts payable for such Inoculum and (c) cash in the amount of $50,000 as consideration for the License granted by Encore to Eco Soil pursuant to this Agreement.

               3.2 Subject to Sections 4.2(c) and 8 hereof, on or before the last day of each month set forth in the left column below, Eco Soil shall provide Encore with the corresponding payments listed in the right column below:


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


DATE                         "PROFIT" PREPAYMENT
----                         -------------------
FIRST CONTRACT YEAR:

August 1997                         $  15,000
September 1997                      $  15,000
October 1997                        $  12,000
November 1997                       $  12,000
December 1997                       $  12,000
February 1998                       $ 144,000

SECOND CONTRACT YEAR:

April 1998                          $  15,000
May 1998                            $  15,000
June 1998                           $  15,000
July 1998                           $  30,000
August 1998                         $  30,000
September 1998                      $  30,000
October 1998                        $  15,000
November 1998                       $  15,000
December 1998                       $  15,000
January 1999                        $  15,000
February 1999                       $ 155,000

THIRD CONTRACT YEAR:

March 1999                          $  15,000
April 1999                          $  15,000
May 1999                            $  15,000
June 1999                           $  15,000
July 1999                           $  30,000
August 1999                         $  30,000
September 1999                      $  30,000
October 1999                        $  15,000
November 1999                       $  15,000
December 1999                       $  15,000
January 2000                        $  15,000
February 2000                       $ 140,000


               3.3 The payments described in Section 3.2 represent payments of the "profit" component of Inoculum or Additional Inoculum Products which Eco Soil has the right to order under Section 3.4 of this Agreement. Subject to Sections 4.2(c) and 8 hereof, Encore shall have the right to receive and retain such payments irrespective of the quantity of Inoculum or Additional Inoculum Product actually ordered by Eco Soil.

               3.4 During each Contract Year, Eco Soil shall have the right to order Inoculum and Additional Inoculum Products in aggregate quantities which (on the basis of $15 of "profit" per gallon of Inoculum and an amount of "profit" per gallon of Additional Inoculum Product as determined pursuant


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to Section 6 below) will not exceed the sum of "profit" payments scheduled to be made by Eco Soil in said Contract Year pursuant to Section 3.2 (plus any unused balance of "profit" payments from any prior Contract Year). Further, within 30 days after delivery of Inoculum or Additional Inoculum Product ordered by Eco Soil (other than the Inoculum referenced in Section 3.1 hereof), Eco Soil shall pay to Encore $10 for each gallon of Inoculum so delivered and the "cost component" of each gallon of Additional Inoculum Product so delivered.

               3.5 Eco Soil shall employ the following procedures with respect to purchase orders:

                      (a) Eco Soil will place orders by facsimile sent to Encore at the fax number set forth in Section 15.1 below;

                      (b) Each order placed by Eco Soil shall include a requested delivery date, which shall be no earlier than 60 days after the date of the order, unless otherwise agreed by Encore; and

                      (c) Each order placed by Eco Soil shall specify the volume of product ordered by the purchase order (which, unless otherwise agreed by Encore, shall not be less than 60 gallons per purchase order), and shall state either the type of product to be delivered or that Eco Soil and Encore shall consult with one another to determine the appropriate product for Eco Soil's customers' needs.

        4.     PRODUCTION BY ENCORE.

               4.1 Subject to the production covenants set forth in this Section 4 and Section 5 hereof, Encore will produce Inoculum and Additional Inoculum Product and sell it to Eco Soil when, as and if ordered by Eco Soil during any Contract Year pursuant to Section 3 above. Encore shall be responsible for procuring at its own expense all raw materials necessary to produce Inoculum as and when ordered by Eco Soil. Eco Soil hereby grants to Encore a non-exclusive license to use the "Intellectual Property" referenced in the Assignment of TX-1 Intellectual Property solely to the extent necessary to produce and deliver TX-1 ordered by Eco Soil pursuant to this Agreement.

               4.2 Encore hereby agrees to comply with the following production covenants with respect to Inoculum:

                      (a) Encore shall produce all Inoculum in accordance with the specifications set forth on Attachment No. 1 hereto, as from time to time modified by mutual agreement of Eco Soil and Encore.

                      (b) Encore shall obtain and maintain an EPA establishment number, and further shall obtain, at its sole cost, all necessary and appropriate government approvals pertaining to the production of Inoculum. Encore further shall provide reasonable assistance as requested by Eco Soil in connection with Eco Soil's efforts to obtain any required permits or product registrations required at federal, state or local levels for sale of Inoculum produced pursuant to this Agreement.

                      (c) Encore shall deliver product on the date(s) specified in purchase orders delivered by Eco Soil pursuant to this Agreement; it being understood that the date set for delivery shall be at least 60 days from the date of Encore's receipt of the purchase order, unless


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        otherwise agreed by the parties. Notwithstanding the foregoing: (i)
        Encore shall not be required to supply more than 5,000 gallons of Inoculum in any 60-day period, unless otherwise agreed by the parties; and (ii) in any event, Encore shall have the right within 15 days after receipt of any purchase order relating to Inoculum, to provide Eco Soil with written notice (a "Declination Election") that Encore irrevocably elects to not produce the Inoculum requested in such particular purchase order (the "Declined Inoculum"), in which case: (A) Encore shall be released from any obligation to produce, and Eco Soil shall be released from any obligation to accept from Encore, the Declined Inoculum; (B) Eco Soil shall receive a credit of $25 per gallon of Declined Inoculum against the "profit" payments next payable under Section 3.2 hereof; and
        (C) the parties' respective rights and obligations hereunder shall not otherwise be affected.

                      (d) If (i) Encore does not timely deliver a Declination Election with respect to a particular purchase order in accordance with
        Section 5.2(c)(ii) hereof, (ii) Encore thereafter fails to provide product requested in such purchase order in accordance with the requirements of this Agreement by the date set forth in the purchase order, (iii) such failure is not excused pursuant to Section 15.5 hereof, and (iv) such failure persists for a period of 5 days after Eco Soil provides Encore with written notice of such failure, then such failure shall constitute an "Encore Production Default" for purposes of this Agreement.

        5. DELIVERY OF PRODUCT. All deliveries by Encore shall comply with and shall be subject to the following terms and conditions:

               5.1 Any terms contained in purchase orders submitted pursuant to this Agreement, other than a specification of the type, quantity, requested delivery dates for the products being ordered, shall have no force and effect whatsoever. The terms and conditions set forth in this Agreement shall control performance under any such orders.

               5.2 Any Inoculum ordered by Eco Soil shall be shipped F.O.B. Encore's production facility. All Inoculum ordered by Eco Soil will be shipped to the location specified in the applicable purchase order (it being understood that Encore shall not be required to prepare packages for shipment of less than 5 gallons to any particular location specified in the purchase order).

               5.3 Eco Soil shall bear all cost of transportation and shall bear all risk of loss while Inoculum is in transit.

               5.4 Encore shall provide Eco Soil an opportunity to inspect, test and accept or reject all product prior to shipment. Eco Soil may reject product not meeting the requirements set forth in Section 4.2. In furtherance of these rights, Encore shall provide Eco Soil, on the first of each month, with a written schedule setting forth the production and shipment schedules for the ensuing month (based upon purchase orders theretofore delivered by Eco Soil). In addition, immediately prior to shipment Encore will make slides reasonably designed to show the biological structure of Inoculum included in the shipment and shall retain such slides (in a manner reasonably calculated to preserve their utility as an indicia of the structure of the Inoculum to which they apply) for a period of at least three years. If Eco Soil does not exercise its right to inspect and test product prior to shipment, such product shall be deemed to meet the specifications set therefor by the parties unless an analysis of the slides relating to such shipment indicates otherwise.

               5.5 Notwithstanding any provisions of this Agreement to the contrary, Encore shall not be required to deliver (a) any further Additional Inoculum Product from and after March 1, 2000,


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(b) more than 7,000 gallons of Inoculum from and after March 1, 2000, or (c) any further Inoculum from and after October 1, 2000.

        6. ADDITIONAL INOCULUM PRODUCTS. During the term hereof, Eco Soil may present Encore with opportunities to produce additional inoculum products ("Additional Inoculum Products") for Eco Soil. The parties hereby agree to negotiate in good faith to determine the appropriate specifications, delivery terms and prices for such Additional Inoculum Products. The parties further agree that in setting the price for such Additional Inoculum Products, they will specify a "profit component" and a "cost component" for each price so determined.

        7. REMEDIES IN THE EVENT OF A MATERIAL DEFAULT. The parties generally intend that Eco Soil's obligation hereunder to make payments of Minimum Annual Profit shall "accelerate" on any Material Default Date and shall be immediately due and payable. In furtherance of this general intent, the parties more specifically agree as follows:

               7.1 Upon the Material Default Date, Eco Soil shall become obligated to immediately pay to Encore, in lieu of any further payment obligations under any other sections of this Agreement, an amount (the "Material Default Amount") equal to the excess of (i) $910,000 (representing the sum of the "profit" payments scheduled under Section 3.2 hereof) over (ii) the sum of
(A) the aggregate "profit" payments made by Eco Soil to Encore as of the Material Default Date, and (B) the aggregate amounts credited against such "profit" payments pursuant to Section 4.2(c) or 8 hereof as of the Material Default Date.

               7.2 In order to secure Eco Soil's obligation to pay the Material Default Amount, Encore shall be authorized and entitled to entry of a judgment against Eco Soil (a "Default Judgment") in the amount of the excess of (a) the balance of the "profit" payments still required to be made by Eco Soil hereunder as of the last Quarterly Reporting Date covered by an Approved Quarterly Report, over (b) an amount equal to $62,500 for each full or partial calendar month elapsed from said Quarterly Reporting Date through the Material Default Date. Said judgment shall be substantially in the form of Attachment No. 2 hereto and may be filed by Encore in the Minnesota courts located in Hennepin County, Minnesota (provided that (a) in connection therewith Encore files the accompanying affidavit contemplated by Attachment No. 2 and (b) Eco Soil has not previously terminated (in accordance with Section 8 hereof) its obligations hereunder to purchase product and/or make "profit" payments). Eco Soil shall not be entitled to contest or oppose entry of such Default Judgment, provided that the foregoing shall not be construed as limiting Eco Soil's right to contest or oppose entry of the Default Judgment if it contends that a Material Default has not occurred under this Agreement or if the affidavits have been fraudulently executed or submitted in bad faith.

               7.3 Neither the provisions of Section 7.2 above nor the entry of the Default Judgment shall limit Encore's right to maintain an action to recover any excess of the Material Default Amount over the amount of the Default Judgment.

               7.4 In the event that Eco Soil makes payments pursuant to the Existing Agreements (as revived pursuant to Section 1.1 of the Settlement Agreement) after the Material Default Date prior to satisfaction in full of the Default Judgment, such payments shall be applied to reduce Eco Soil's obligations under the Default Judgment.

        8. REMEDIES IN THE EVENT OF ENCORE PRODUCTION DEFAULTS. The parties acknowledge and agree that Eco Soil may suffer significant damages in the event that Encore fails to deliver Inoculum as


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and when required by purchase orders. The parties also understand, however, that
Encore desires a reasonable opportunity to work through supply difficulties it might encounter before facing termination of Eco Soil's purchase obligations hereunder. Accordingly, the parties agree that in the event of an Encore Production Default, Eco Soil shall be entitled to exercise all rights and remedies afforded by applicable law, subject to the following:

               (a) Unless and until clause 8(b) or 8(c) below become applicable, in the event of an Encore Production Default pertaining to Inoculum Eco Soil's sole remedy shall be to offset against the next "profit" payments payable pursuant to Section 3.2 hereof a stipulated amount equal to $25 for each gallon of Inoculum which is not timely delivered. The parties agree that the actual damages that Eco Soil would suffer as a consequence of such an Encore Production Default are difficult to calculate, but that said $25 per gallon amount constitutes a reasonable estimate of such damages and shall constitute reasonable liquidated damages for such Encore Payment Default, enforceable under Minnesota law.

               (b) At any time after the fifth Encore Production Default after the date of this Agreement (but not in connection with previous Encore Production Defaults), Eco Soil shall have the right to terminate its obligations to purchase product and/or provide any additional "profit" payments hereunder as follows:

                      (i) If such Encore Production Default occurs on or before the 18-month anniversary of the date of this Agreement, then Eco Soil shall have the right to terminate its obligations to purchase product and/or provide additional "profit" payments hereunder upon payment of the lesser of $100,000 or 25% of the "profit" payments called for hereunder through the end of the Third Contract Year that have not yet been paid, credited or offset.

                      (ii) If such Encore Production Default occurs after the 18-month anniversary of the date of this Agreement, Eco Soil shall have the right to terminate its obligations to purchase product and/or provide any additional "profit" payments hereunder without obligation to make any further payments to Encore.

               (c) Notwithstanding the foregoing, the obligations of Eco Soil to purchase further product from Encore and/or to make further payments hereunder shall terminate upon the occurrence of a bankruptcy of Encore, another insolvency of Encore, or a general assignment for the benefit of Encore's creditors.

        9.     RELATIONSHIP.

               9.1 This Agreement is not intended to constitute, create, give effect to or otherwise recognize a joint venture or partnership relationship of any kind. Eco Soil and Encore shall act as independent contractors hereunder, and neither party shall have the authority to act as agent for or partner of the other.

               9.2 Nothing contained in this Agreement is to be construed as providing for the sharing of profits or losses arising from the efforts of either party. Unless otherwise agreed in writing, each party shall bear all technical, development, production, marketing, administrative and other costs and expenses which it incurs during the course of this Agreement, and neither party shall have recourse against the other for compensation for any such costs or expenses.



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        10.    CONFIDENTIALITY.

               10.1 The parties acknowledge and agree that the Inoculum Technical Information and any technical information relating to Improvements or Additional Inoculum Products (collectively, the "Confidential Information") are valuable only as long as they remain secret and generally unknown. Accordingly, each of the parties agrees to take all steps necessary to maintain the confidentiality and secrecy of the Confidential Information. Specifically, but without limitation, each of the parties agrees that it will:

                      (a) maintain all Confidential Information in strictest confidence and utilize all reasonable precautions necessary to protect such Confidential Information, except as may otherwise be authorized in writing by the other party;

                      (b) refrain from disclosing any Confidential Information to any third party without the other party's prior written consent;

                      (c) limit access to Confidential Information to those employees who reasonably require the information to enable such party to exercise its rights and fulfill its obligations hereunder; provided that such employees expressly agree to treat such Confidential Information as confidential in the same manner and to the same extent as such party's own confidential information; and

                      (d) abide by such other confidentiality restrictions or practices with respect to the Confidential Information that may be reasonably requested by the other party, including the execution and delivery of such confidentiality/nondisclosure agreements as may be requested from time to time.

               10.2 Nothing contained in this Agreement shall in any way restrict Eco Soil's rights to use, disclose or otherwise deal with any Confidential Information which: (1) was in Eco Soil's possession through legitimate means prior to the date of this Agreement; (2) Eco Soil obtained thereafter from a source entitled to disclose such Confidential Information; (3) which Eco Soil acquired as a consequence of the Assignment of Media Intellectual Property or the Assignment of TX-1 Intellectual Property delivered pursuant to the Settlement Agreement (provided, however, that if Eco Soil desires to provide such Confidential Information to a third party prior to the date that Eco Soil has the right to receive the release contemplated by Section 1.2 of the Settlement Agreement, then Eco Soil shall require such third party to enter into a confidentiality agreement in favor of both Eco Soil and Encore which reasonably provides for the protection of such Confidential Information from disclosure to other third parties that have not entered into such confidentiality agreements); (4) was already generally known and within the public domain as of the date of initial disclosure hereunder; or (5) which becomes generally known thereafter through legitimate means and through no fault of the party disclosing the same. Further, nothing contained herein shall in any way restrict Eco Soil from procuring Inoculum or Alternative Inoculum Products from persons or entities other than Encore, and from providing Inoculum Technical Information to such parties to the extent Eco Soil deems appropriate in connection therewith (provided, however, that if Eco Soil desires to provide such Confidential Information to a third party prior to the date that Eco Soil has the right to receive the release contemplated by Section 1.2 of the Settlement Agreement, then Eco Soil shall require such third party to enter into a confidentiality agreement in favor of both Eco Soil and Encore which reasonably provides for the protection of such Confidential Information from disclosure to other third parties that have not entered into such confidentiality agreements).


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               10.3 The obligations of the parties, their employees, personnel, and others who may have received Confidential Information in confidence, to maintain such information in confidence and secrecy, shall survive and shall continue for a period of five years following expiration or termination of this Agreement; provided, however, that Encore's obligations under this Section 10 shall terminate on any Material Default Date.

        11. ACCOUNTING MATTERS. Encore shall furnish to Eco Soil within 30 days after each September 1, December 1, March 1 and June 1 (each, a "Quarterly Reporting Date") during the term of this Agreement a report showing in reasonably specific detail (a) the amounts of Inoculum and Additional Inoculum Products delivered by Encore since the date of this Agreement through the Quarterly Reporting Date pursuant to orders delivered by Eco Soil pursuant to
Section 3.4 hereof, (b) the amounts of the "profit" payments made by Eco Soil since the date of this Agreement through the Quarterly Reporting Date, (c) any amounts of Declined Inoculum since the date hereof through the Quarterly Reporting Date, and any offsets under Section 8(a) since the date hereof through the Quarterly Reporting Date. The report shall segregate all such amounts on a Contract Year by Contract Year basis. The parties acknowledge that the periodic reports called for in this Section 11 are intended to provide each party with accurate statements of their respective positions relative to "profit" payments (including in particular the extent of Eco Soil's continuing obligation to make "profit" payments hereunder). Accordingly, the reports also shall show the balance of "profit" payments still required to be made by Eco Soil from and after the Quarterly Reporting Date. The parties agree to work together in good faith to develop the format for such reports and to revise the content and nature of such reports as reasonably requested by a party from time to time in order to reflect such information. Encore shall keep complete and accurate records in sufficient detail to properly reflect such matters to enable the payments to be made hereunder to be determined. Any such records reasonably appropriate for calculation of the payments required to be made hereunder shall be made available for review and copying by Eco Soil upon request (provided that Encore shall have the right to shield from disclosure any information therein that Encore views as confidential, so long as such shielding does not unreasonably interfere with calculation of the amounts payable hereunder). If any such review reveals that a report delivered by Encore overstates by $2,000 or more Eco Soil's obligation to make additional "profit" payments hereunder, then Encore shall reimburse Eco Soil for all audit costs incurred, including the reasonable fees and expenses of Eco Soil. Each such report shall be subject to Eco Soil's review and approval, which shall not be unreasonably withheld. If Eco Soil objects to such a report, then it shall do so within 20 days after its receipt thereof in a writing delivered to Encore specifying in reasonable detail the nature of its objection. Encore shall endeavor to respond to any objections raised by Eco Soil, and the parties shall work together in good faith to expeditiously agree upon and formally approve in writing a final report for each Quarterly Reporting Date. Each Quarterly Report approved in accordance with this
Section 11 shall be referred to as an "Approved Quarterly Report."

        12.    TERMINATION.

               12.1 Except for the 7,000 gallons of Inoculum referenced in
Section 5.5 above, Encore shall have no obligation to produce or sell to Eco Soil any Inoculum or Additional Inoculum Products requested by Eco Soil pursuant to purchase orders delivered after the end of the Third Contract Year. Similarly, Eco Soil shall have no obligation hereunder to provide any additional "profit" payments with respect to any Contract Year after the Third Contract Year (it being understood that the foregoing shall not be construed as diminishing Eco Soil's obligation to pay the cost component of any Inoculum ordered prior to the end of the Third Contract Year for delivery during the subsequent year).



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



               12.2 In the event that the "Existing Agreements" (as such term is used in the Settlement Agreement) are "revived" in accordance with Section 1.1 of the Settlement Agreement, then (a) Encore's obligation to deliver additional product hereunder shall terminate and (b) Eco Soil's obligation to purchase additional product and/or make additional payments hereunder (other than as set forth in Section 7 hereof or in the Default Judgment) shall terminate (it being understood, however, that said terminated obligations shall be replaced by the revived obligations of the parties under the Existing Agreements, subject to the terms of the Settlement Agreement).

               12.3 Upon termination of the supply obligations of Encore and the payment obligations of Eco Soil as set forth above, Encore shall deliver to Eco Soil all drawings, specifications, artwork, designs, plans, technical reports and other materials relating to Additional Inoculum Products, and all copies thereof, whether existing in printed form, electronic form or any other medium.

        13. ENCORE REPRESENTATIONS AND WARRANTIES. Encore hereby represents and warrants to Eco Soil as follows:

               13.1 Encore (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under the Agreement.

               13.2 Encore (a) has the corporate power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of Encore, and constitutes a legal, valid, binding obligation, enforceable against Encore in accordance with its terms.

               13.3 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by Encore as of the date hereof in connection execution, delivery and performance of this Agreement have been obtained.

               13.4 The execution and delivery of the Agreement and the performance of Encore's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations (other than conflicts or violations which would not have a material adverse effect on the ability of Encore to perform its obligations hereunder), and (b) do not conflict with, or constitute a default under, any of its contractual obligations (other than conflicts or defaults which would not have a material adverse effect on the ability of Encore to perform its obligations hereunder).

               13.5 Encore has not previously assigned, granted, licensed, or otherwise provided to any person or entity any rights in AZO or the Inoculum Technical Information pertaining to AZO that would be inconsistent with the rights granted to Eco Soil hereunder. Encore has the right to grant the rights granted hereunder free and clear of any rights or claims of any other persons or entities. As of the date hereof, there are no pending, and to the best knowledge of Encore, there are no threatened, suits, legal proceedings, claims or governmental investigations against or with respect to Encore relating to AZO or the Inoculum Technical Information pertaining thereto. There are no agreements to which Encore is a party as of the date hereof, and Encore shall not enter into any agreement during the term of this Agreement, that would prevent Encore's timely and complete performance of the terms and conditions of this Agreement or that would cause any of Encore's representations or warranties contained herein to be breached. To Encore's best knowledge, neither AZO nor the Inoculum Technical Information pertaining thereto violates or infringes any third party's copyrights, patents, trade secrets, trademarks or other proprietary rights.

        14. ECO SOIL REPRESENTATIONS AND WARRANTIES. Eco Soil hereby represents and warrants to Encore as follows:

               14.1 Eco Soil (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under the Agreement.

               14.2 Eco Soil (a) has the corporate power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of Eco Soil, and constitutes a legal, valid, binding obligation, enforceable against Eco Soil in accordance with its terms.

               14.3 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by Eco Soil as of the date hereof in connection with the execution, delivery and performance of this Agreement have been obtained.

               14.4 The execution and delivery of the Agreement and the performance of Eco Soil's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations (other than conflicts or violations which would not have a material adverse effect on the ability of Eco Soil to perform its obligations hereunder), and (b) do not conflict with, or constitute a default under, any of its contractual obligations (other than conflicts or defaults which would not have a material adverse effect on the ability of Encore to perform its obligations hereunder).

        15.    MISCELLANEOUS.

               15.1 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by one of the parties hereto to the other party shall be in writing, delivered personally, by facsimile or by U.S. first class mail or courier, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

                      (a) If the notice is directed to Encore, then it shall be directed to the following address:

                      Encore Technologies, Inc.
                      111 Cheshire Lane, Suite 500
                      Minnetonka, NM  55305
                      Facsimile: (612) 404-9599
                      Attn: David Goulet

 If the purpose of the notice is to inform Encore of an exercise of rights under 8(a) or 8(b), to provide a notice of breach of a representation, warranty or covenant under the Settlement Agreement or the Assignments, or to provide notice of any other default under Section
 15.11 hereof, then a copy also shall be sent to:

                      Best & Flanagan
                      4000 First Bank Plaza
                      601 Second Avenue South
                      Minneapolis, MN 55402-4331
                      Facsimile:  (612) 339-5897
                      Attn:  David J. Zubke, Esq.

                      (b) If the notice is directed to Eco Soil, then it shall be directed to the following address:

                             Eco Soil Systems, Inc.
                             10890 Thornmint Road, Suite 200
                             San Diego, California 92127
                             Facsimile: (619) 592-7642
                             Attention:  William B. Adams

        If the purpose of the notice is to provide notice of default giving rise to a Material Default, to provide notice of breach of a representation or warranty or covenant under the Settlement Agreement or the Assignments, or to provide notice of any other default under Section
        15.11 hereof, then a copy also shall be sent to:

                             Latham & Watkins
                             701 "B" Street, Suite 2100
                             San Diego, California 92101
                             Facsimile:  (619) 696-7419
                             Attention:  Bruce P. Shepherd

               15.2 Governing Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Minnesota, the state in which this Agreement is accepted. Licensee hereby irrevocably consents to the jurisdiction of the appropriate Minnesota courts located in Hennepin County, Minnesota, and agrees that all litigation arising hereunder shall be venued in Hennepin County, Minnesota.

               15.3 Assignment. Eco Soil shall not assign its rights or obligations under this Agreement without the prior written consent of Encore; provided, however, that Eco Soil may, without such consent, assign the Agreement and its rights and obligations hereunder (a) to an affiliate of Eco Soil, (b) in connection with the transfer or sale of all or substantially all of its business or (c) in the event of its merger or consolidation or change in control or similar transaction. Encore shall not assign its rights or obligations under this Agreement without the prior written consent of Eco Soil, it being acknowledged and agreed that Eco Soil is relying upon the particular expertise possessed by Encore in agreeing to the scope and nature of the obligations imposed upon Encore hereunder (and to the correlative rights afforded to Encore). Any permitted assignee shall assume all obligations of its assignor under the Agreement, but such assignment shall not operate to release the assignor from liability for such obligations.

               15.4 Waivers and Amendments. No change, modification, extension, termination or waiver of the Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

               15.5 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, insurrections, riots, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that no such event shall excuse performance hereunder by a party unless the party seeking such excuse provides to the other party, within 15 days after the occurrence of the event purportedly justifying such excuse, written notice describing


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


such event, its date of occurrence, and its anticipated effect upon such performance by the party seeking to have its performance excused.

               15.6 Entire Agreement. Except for the Settlement Agreement and the Assignments, this Agreement embodies the entire understanding between the parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of the Agreement which are not fully expressed herein or in the Settlement Agreement or the Assignments.

               15.7 Severability. Any of the provisions of the Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of the Agreement in any other jurisdiction.

               15.8 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

               15.9 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               15.10 Headings. Paragraph, section and similar headings used herein are not to be considered part of this Agreement and are included solely for the convenience of the parties and are not intended to be full or accurate descriptions of the content thereof.

               15.11 Time is of the Essence. Time is of the essence in this Agreement and the failure of either party to promptly pay when due any payments (after the expiration of any applicable notice and cure periods), or to perform any material obligations required herein (after the expiration of any applicable notice and cure periods), may be treated by the other party as a material breach of this Agreement entitling the non-breaching party to all rights and remedies afforded by applicable law, subject to any limitations set forth herein.

        IN WITNESS WHEREOF, the parties, through their authorized representatives, have executed this Agreement effective as of the date first set forth above.


ECO SOIL SYSTEMS, INC.,                        ENCORE TECHNOLOGIES, INC.,
a Nebraska corporation                         a Minnesota corporation


By: /s/ WILLIAM B. ADAMS                       By: /s/ DAVID GOULET
--------------------------------               -------------------------------
    Name: William B. Adams                         Name:  David Goulet
    Its: Chief Executive Officer                   Its:   President




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